EXHIBIT 5

LUSE GORMAN, PC
ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780
WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000
FACSIMILE (202) 362-2902
www.luselaw.com

October 29, 2021

Board of Directors
1895 Bancorp of Wisconsin, Inc.
7001 West Edgerton Avenue
Greenfield, Wisconsin 53220

Re:	1895 Bancorp of Wisconsin, Inc. - Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the registration of 428,912 shares of common stock, $0.01 par value per share (the “Shares”), of 1895 Bancorp of Wisconsin, Inc. (the “Company”) consisting of (i) 417,072 Shares to be issued pursuant to the 1895 Bancorp of Wisconsin, Inc. 2020 Equity Incentive Plan (the “Equity Plan”), and (ii) 10,527 Shares to be issued pursuant to an inducement stock option award agreement and 1,313 Shares to be issued pursuant to an inducement restricted stock award agreement (the “Inducement Award Agreements”).

In rendering the opinion expressed herein, we have reviewed the Articles of Incorporation of the Company, the Equity Plan, the Inducement Award Agreements, the Company’s Registration Statement on Form S-8 (the “Form S-8”), as well as resolutions of the board of directors of the Company and applicable statutes and regulations governing the Company.  We have assumed the authenticity, accuracy and completeness of all documents in connection with the opinion expressed herein.  We have also assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with which the opinions expressed herein are rendered. This opinion is limited to matters of Maryland corporate law.

Based on the foregoing, we are of the following opinion:

Following the effectiveness of the Form S-8, the Shares of the Company, when issued in accordance with the terms and conditions of the Equity Plan or the Inducement Award Agreements, as applicable, will be legally issued, fully paid and non-assessable.

This opinion has been prepared solely for the use of the Company in connection with the preparation and filing of the Form S-8, and shall not be used for any other purpose or relied upon by any other person without the prior express written consent of this firm.  We hereby consent to the filing of this opinion as an exhibit to the Form S-8.  By giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Luse Gorman, PC
LUSE GORMAN, PC